EXHIBIT 21
Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of March 31, 2008
North and Central American Operations

Ameri-Kart Corp.	Kansas
– WEK South Corp	North Carolina

Ameri-Kart (MI) Corp.	Michigan

Buckhorn Inc.	Ohio
– Buckhorn Limited	UK
– Buckhorn Canada, Inc.	Ontario, Canada
– Buckhorn Rubber Products Inc.	Missouri

Eastern Tire Equipment & Supplies, Limited	Quebec, Canada

Grower Express Trucking, Inc.	Ohio

ITML Horticultural Products, Inc.	Ontario, Canada

JMKO Corp.	Missouri
– AC Buckhorn LLC (50%)	Missouri

Listo Products, Ltd.	Yukon Territory

Lone Star Plastics, Inc.	Nevada
– Amerikan LLC (50%)	Florida
– Kord USA, Inc.	South Carolina
– Texan Polymer Group, Inc.	Texas
– WhiteRidge Plastics, LLC	North Carolina

MYE Automotive, Inc.	Delaware
– Michigan Rubber Products, Inc.	Michigan
– WEK Industries, Inc.	Delaware

MYEcap Financial Corp.	Ohio

MYELux, LLC	Ohio

Myers do Brasil Embalagens Plasticas Ltda.	Brazil

Myers International, Inc.	Ohio
– Myers de El Salvador S.A. De C.V. (75%)	El Salvador
– Orientadores Comerciales S.A.	Guatemala
– Myers de Panama S.A.	Panama
– Myers TSCA, S.A.	Panama

Myers de El Salvador S.A. De C.V. (25%)	El Salvador

Myers Missouri, Inc.	Missouri
– AC Buckhorn LLC (50%)	Missouri

Myer’s Tire Supply (Canada) Limited	Ontario, Canada

Myers Tire Supply Distribution, Inc.	Ohio

Patch Rubber Company	North Carolina
– Kwik Patch Private Ltd. (39.98%)	India

Productivity California, Inc.	California

EXHIBIT 21 continued
Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of March 31, 2008
Reported Operating Divisions of Myers Industries, Inc. and Subsidiaries

Akro-Mils (of Myers Industries, Inc.)	Akron, Ohio

Dillen Products (of Myers Industries, Inc.)	Middlefield, Ohio

Molded Solutions (of Buckhorn Rubber Products Inc.)	Mebane, NC

Myers Tire Supply (of Myers Industries, Inc.)	Akron, Ohio

European and Danish Operations

Myers Holdings [Gibraltar] Limited	Gibraltar